Exhibit 99.1

Chimera Investment Corporation Announces September 30, 2013 Estimated Book Value and Declares Dividends

  September 30, 2013 Estimated GAAP Book Value of $3.47 per common share
  4th Quarter 2013 Dividend of $0.09 per common share
  Continued dividend program of $0.09 per share for the first and second quarter of 2014

NEW YORK--(BUSINESS WIRE)--December 12, 2013--The Board of Directors of Chimera Investment Corporation (NYSE: CIM) today announced its September 30, 2013 estimated book value, the declaration of its fourth quarter 2013 dividend, and the continuation of its dividend program for the first and second quarter of 2014.

September 30, 2013 Estimated Book Value

The Company announced today that it has estimated that as of September 30, 2013, its GAAP book value was $3.47 per share and its economic book value was $2.98 per share, compared to its estimated June 30, 2013 GAAP book value of $3.52 per share and economic book value of $3.01 per share.

Estimated economic book value considers the fair values of only the assets the Company owns or is able to dispose, pledge, or otherwise monetize, and specifically excludes assets consolidated for GAAP but which the Company cannot dispose, pledge or otherwise monetize. The Company's estimate of economic book value has important limitations. Should the Company sell assets in its portfolio, it may realize materially different proceeds from the sale than estimated as of the reporting date.

Fourth Quarter 2013 Dividend

The Company declared the fourth quarter 2013 common stock cash dividend of $0.09 per common share. This dividend is payable January 24, 2014 to common shareholders of record on December 31, 2013. The ex-dividend date is December 27, 2013.

For the nine months of 2013, the Company paid cash dividends totaling $0.27 per common share, of which the Company estimates $0.22 per share is taxable income for federal tax purposes. Taxable income and the ultimate composition of the dividend between income and return of capital are calculated on a cumulative basis and will change over the course of the year. The character and composition of the dividend will not be finalized until the Company files its 2013 tax return in 2014.

Continuation of Dividend Program

As previously announced, the Company initiated a regular quarterly dividend of $0.09 per common share for each of the quarters in 2013. The Board of Directors has reviewed the dividend program and will continue to pay a dividend of $0.09 per share for the first and second quarter of 2014. Portions of these dividends and those paid in 2013 may be ordinary income, capital gains or a return of capital.

Other Information

The Company continues to work diligently to complete the ongoing work towards becoming current on all of its filings required under applicable securities laws. The Company will file its Annual Report on Form 10-K for the year ended December 31, 2012, and all other required filings as soon as practicable.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to September 30, 2012. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com